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                                                                EX-99.B(j)(A)(1)

            Consent of Independent Registered Public Accounting Firm

The Board of Trustees of
Wells Fargo Funds Trust:

We consent to the references to our firm under the headings, "Financial Highlights" in the prospectuses and "Independent Registered Public Accounting Firm" in the statement of additional information.


/s/ KPMG LLP

KPMG LLP
San Francisco, California
July 23, 2004